Exhibit 3.4

                                STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION

      (As corrected by a Certificate of Correction filed February 13, 2003)

     First:  That  at a  meeting  of  the  Board  of  Directors  of  ePlus  inc.
resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is fifty-two million (52,000,000) shares consisting of fifty million (50,000,000) shares of common stock having a par value of $.01 per share (the "Common Stock") and two million (2,000,000) shares of preferred stock having a par value of $.01 per share (the "Preferred Stock").

     The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of the Preferred Stock as a class or in series, and, by filing a certificate of designations, pursuant to the Delaware General Corporation Law, setting forth a copy of such resolution or resolutions to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of the class or of each such series and the qualifications, limitations, and restrictions thereof. The authority of the Board of Directors with respect to the class or each series shall include, but not be limited to, determination of the following:

          a) the number of shares constituting any series and the distinctive designation of that series;

          b) the dividend rate of the shares of the class or of any series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any of payment of dividends on shares of the class or of that series;

          c) whether the class or any series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

          d) whether the class or any series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          e) whether or not the shares of the class or of any series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          f) whether the class or any series shall have a sinking fund for the redemption or purchase of shares of the class or of that series, and if so, the terms and amount of such sinking fund;

          g) the rights of the shares of the class or of any series in the event of voluntary or involuntary dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of the class or of that series; and

          h) any other powers, preferences, rights, qualifications, limitations and restrictions of the class or of that series.

     All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in any certificate of designation shall be vested exclusively in the Common Stock."

     Second: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     Third: That said amendment was duly adopted in accordance with the provisions of' Section 242 of the General Corporation Law of the State of Delaware.

     Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said ePlus, Inc. has caused this certificate to be signed by Kleyton Parkhurst, an Authorized Officer, this 17th day of May, 2002.



                                 By:   /s/ Kleyton Parkhurst
                                 -----------------------------
                                       (Authorized Officer)
                                 Name:  Kleyton Parkhurst
                                        Senior Vice-President











                                      -2-